Exhibit 15.8

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Form 20-F of our auditor’s report dated March 27, 2026, relating to the consolidated financial statements of Electra Battery Materials Corporation (the “Company”) consisting of the consolidated statements of financial position as at December 31, 2025 and 2024 and the related consolidated statements of loss and other comprehensive loss, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2025, as filed with the United States Securities and Exchange Commission.

Chartered Professional Accountants

Licensed Public Accountants

March 27, 2026

Toronto, Canada

MNP LLP

1 Adelaide Street East, Suite 1900, Toronto ON, M5C 2V9	1.877.251.2922 T: 416.596.1711 F: 416.596.7894